EXHIBIT 99(d)(6)



                        INVESTMENT SUB-ADVISORY AGREEMENT

          First American Investment Funds, Inc. - International Fund




                                                              December 9, 2004



         J.P. Morgan Investment Management Inc.
         522 Fifth Avenue
         New York, New York 10036

         Dear Sir or Madam:

     First American Investment Funds, Inc. a Maryland Corporation (the "Corporation"), and U.S. Bancorp Asset Management, a Delaware corporation (the "Adviser"), hereby agree with J.P. Morgan Investment Management Inc., a Delaware corporation (the "Sub-Adviser") as follows:

                  1. Investment Description; Appointment. The Corporation desires to employ the capital of the Corporation's International Fund (the "Fund") by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation and Bylaws, each as amended to date (the "Charter Documents"), and in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") filed with the Securities and Exchange Commission as part of the Corporation's Registration Statement on Form N-1A, as amended from time to time, and in such manner and to such extent as from time to time may be approved by the Corporation's Board. Copies of the Prospectus, the Statement and the Charter Documents, each as currently in effect, have been delivered to the Sub-Adviser. The Corporation agrees, on an ongoing basis, to provide to the Sub-Adviser as promptly as practicable copies of all amendments and supplements to the Prospectus and the Statement and amendments to the Charter Documents. The Corporation desires to engage and hereby appoints the Sub-Adviser to act as discretionary investment sub-adviser to the Fund. The Sub-Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.


                  2. Services as Investment Sub-Adviser, Guidelines and Advice. Subject to the supervision of the Corporation's Board and of the Adviser, the Sub-Adviser will (a) manage the Fund's assets in accordance with the Fund's investment


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         objective(s) and policies stated in the Prospectus, the Statement and the Charter Documents, but subject to the Guidelines (as such term is defined below); (b) make investment decisions for the Fund; (c) place purchase and sale orders for portfolio transactions for the Fund; and
         (d) employ professional portfolio managers and securities analysts to provide research services to the Fund. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets.

                  The Adviser agrees on an on-going basis to provide or cause to be provided to the Sub-Adviser guidelines, to be revised as provided below (the "Guidelines"), setting forth limitations, by dollar amount or percentage of net assets, on the types of securities in which the Fund is permitted to invest or investment activities in which the Fund is permitted to engage. The Guidelines shall remain in effect until 12:00 p.m. on the third business day following actual receipt by the Sub-Adviser of a written notice, denominated clearly as such, setting forth revised Guidelines. The Sub-Adviser shall be permitted to rely on the most recent Guidelines delivered to it. The Corporation and the Adviser agree that the Sub-Adviser may rely on the Guidelines without independent verification of their accuracy.

                  3. Brokerage. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended).

                  4. Proxy Voting. Sub-Adviser shall vote all proxies with respect to securities held in the Fund in accordance with Sub-Adviser's proxy voting guidelines and procedures in effect from time to time. In the event material changes are made to the proxy voting guidelines the Sub-Adviser agrees to provide the Adviser with a copy of the revised proxy voting guidelines. The Adviser agrees to instruct the Fund's custodian to forward all proxy materials and related shareholder communications to Sub-Adviser promptly upon receipt. The Sub-Adviser agrees to promptly inform the Adviser and the Fund of any conflict of interest the Sub-Adviser is aware of that it has in voting proxies with respect to securities held by the Fund. The Sub-Adviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner. Sub-Adviser shall not be required


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         to take any action or render any advice with respect to any legal proceedings, including bankruptcies, involving securities, or the issuers thereof, held in the Fund on or prior to the date of this Agreement.

                  5. Information Provided to the Corporation. (a) The Sub-Adviser will keep the Corporation and the Adviser informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Corporation and the Adviser from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

         (b) Sub-Adviser agrees to furnish the information requested of a sub-adviser, as set forth in the Fund's Valuation Procedures, as currently existing or hereafter modified, including, without limitation, advising the Adviser as soon as practicable of any "significant event" (as defined in the Valuation Procedures) relating to, or affecting the value of, any security or other asset held by the Fund. A copy of the current Valuation Procedures is attached as Exhibit A. The Adviser agrees to notify the Sub-Adviser of any modification to the Valuation Procedures in a timely manner.

         (c) the Sub-Adviser will timely notify the Adviser of any material violations of the Fund's compliance policies and procedures which have been supplied to the Sub-Adviser.

         (d) the Sub-Adviser will timely notify the Adviser of any material violations of the Sub-Adviser's policies and procedures that affect the Fund or the Adviser.

                  6. Standard of Care. The Sub-Adviser shall exercise its best judgment in rendering the services described in paragraphs 2, 3 and 4 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (each such act or omission shall be referred to as "Disqualifying Conduct").

         The Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser's overall management of the Fund. The Corporation and the Adviser understand that investment decisions made for the Fund by the Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

                  7. Compensation. In consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser on the fifth business day of each month a fee for the previous month according to the attached Schedule A. The fee for the period from the date of this Agreement to the end of the calendar


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         month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

                  8. Expenses. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Corporation, except to the extent specifically assumed by the Sub-Adviser. The expenses to be borne by the Corporation include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Directors' fees, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

                  9. Services to Other Companies or Accounts. The Corporation understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and the Corporation has no objection to the Sub-Adviser so acting, provided that whenever the Corporation and one or more other accounts or investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The Sub-Adviser agrees to allocate similarly opportunities to sell securities. The Corporation recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Fund. In addition, the Corporation understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

                  10. Books and Records. In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, as amended (the "Act"), the


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         Sub-Adviser hereby agrees that all records which it maintains for the
         Fund are the property of the Corporation and further agrees to surrender promptly to the Corporation copies of any of such records upon the Fund's or the Adviser's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Investment Advisers Act of 1940, as amended, for the period specified in said Rule.

                  11. Term of Agreement. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by
         (i) the Corporation's Board or (ii) a vote of a "majority" (as defined in the Act) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Corporation's Board who are not "interested persons" (as defined in the Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 90 days' written notice (the date of termination may be less than or more than 90 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Adviser and Sub-Adviser), by the Adviser, by the Corporation's Board, by vote of holders of a majority of the Fund's shares or by the Sub-Adviser, and will terminate five business days after the Sub-Adviser receives written notice of the termination of the advisory agreement between the Corporation and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the Act).

                  12. Indemnification. (a) The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses), howsoever arising, from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for its Disqualifying Conduct.

         (b) The Sub-Adviser agrees to indemnify and hold harmless the Adviser and the Fund from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses), arising, from the Sub-Adviser's misfeasance, bad faith or gross negligence in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement ; provided however, that nothing contained herein shall require that the Adviser or the Fund be indemnified for their Disqualifying Conduct as described herein.


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                  13. Disclosure. Neither the Corporation nor the Adviser shall, without the prior written consent of the Sub-Adviser, make representations regarding or reference to the Sub-Adviser or any affiliates in any disclosure document.

                  14. Delegation to Third Parties. Except where prohibited by applicable law or regulation, the Sub-Adviser may delegate or may employ a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, the Sub-Adviser may provide information about the Adviser and the Fund to any such third party for the purposes of this paragraph, provided that the third party is subject to a confidentiality agreement that specifically prevents the misuse of any such information, including portfolio holdings. The Sub-Adviser will act in good faith and with due diligence in the selection, use and monitoring of third parties and shall be solely responsible for any loss, mistake, negligence or misconduct caused by such third party.

                  15. Trade Settlement at Termination. Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Sub-Adviser shall be entitled, without prior notice to the Adviser or the Fund, to direct the Fund's custodian to retain and/or realize any assets of the Fund as may be required to settle transactions already initiated, and to pay any outstanding liabilities of the Sub-Adviser. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Adviser and the Sub-Adviser.

                  16. Disclosure. (a) Neither the Adviser, the Fund or the Sub-Adviser shall disclose information of a confidential nature acquired in consequence of this Agreement, except for information which they may be entitled or bound to disclose by law, regulation or which is disclosed to their advisers where reasonably necessary for the performance of their professional services or, in the case of the Sub-Adviser, as permitted in accordance with the above paragraph (Delegation to Third Parties).

        (b) Notwithstanding the provisions of Clause 16(a), to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Fund (including, but not limited to, the identity of the Adviser or the Fund and market value of the Fund), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.

        (c) Notwithstanding the provisions of Clauses 16(a) and 16(b), the Sub-Adviser shall be prohibited from consulting, or otherwise providing information relating to the Fund's portfolio, with any third party investment adviser engaged in providing portfolio management services to registered investment companies.


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                  17. Instruction to Custodian. The Sub-Adviser shall not have control of the investments or cash in the Fund but shall have authority to issue to the Fund's custodian such instructions as it may consider appropriate in connection with the settlement of any transaction relating to the Fund which it has initiated. The Adviser shall ensure that the Fund's custodian is obliged to comply with any instructions of the Sub-Adviser given in accordance with this Agreement, including directions given under Paragraph 14. The Sub-Adviser will not be responsible for supervising the Fund's custodian.

                  18. Money Laundering. Each of the Adviser and the Fund confirms that where it is acting as principal or where it is acting on behalf of another person (notwithstanding that it enters into this Agreement and any transactions as principal), it is in compliance with the anti money laundering regulations that apply to it. The Adviser and the Fund shall provide any document or information to the Sub-Adviser that the Sub-Adviser may request for complying with its own anti money laundering regulations.

                  19. Transactions in Derivatives. The Fund is permitted to purchase, sell, hold and generally deal in and with domestic or foreign derivatives in accordance with its policies and restrictions as set forth in the current Registration Statement of the Corporation filed with the SEC and any applicable law.

                  20. The Corporation and the Adviser represent and warrant to Sub-Adviser that: (i) the Corporation and the Adviser have full power and authority to appoint Sub-Adviser to manage the Fund in accordance with the terms of this Agreement, this Agreement is valid and has been duly authorized, does not violate any obligation by which the Corporation or the Adviser are bound, and when so executed and delivered, will be binding upon the Corporation and Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and general principles of equity (and the Corporation and Adviser agree to provide Sub-Adviser with evidence of such authority as may be reasonably requested by Sub-Adviser).

                  21. Miscellaneous. All notices provided for by this Agreement shall be in writing and shall be deemed given when received, against appropriate receipt, by Aimee Marcus in the case of the Sub-Adviser, the Adviser's General Counsel in the case of the Adviser, and the Fund's Secretary in the case of the Fund, or such other person as a party shall designate by notice to the other parties. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement among the parties relating to the subject matter hereof. The paragraph headings of this Agreement are for convenience of reference and do not constitute a part hereof. This Agreement shall be governed in accordance with the internal


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         laws of the State of New York, without giving effect to principles of conflict of laws.

                  If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                      Very truly yours,




                                      By:      /s/ Joseph M. Ulrey
                                          --------------------------------------
                                      Name:    Joseph M. Ulrey
                                            ------------------------------------
                                      Title:   Chief Financial Officer
                                             -----------------------------------


                                      By:      /s/ Charles D. Gariboldi
                                          --------------------------------------
                                      Name:    Charles D. Gariboldi
                                            ------------------------------------
                                      Title:   Mutual Fund Treasurer
                                             -----------------------------------


         Accepted:

         J.P. Morgan Investment Management Inc.

         By:      /s/ Aimee Marcus
             ---------------------------------
         Name:    Aimee Marcus
               -------------------------------
         Title:   Vice President
                ------------------------------







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                                  SCHEDULE A


            34 BASIS POINTS ON THE FIRST $100 MILLION OF FUND ASSETS 30 BASIS POINTS ON THE NEXT $250 MILLION OF FUND ASSETS 24 BASIS POINTS ON THE NEXT $1.25 BILLION OF FUND ASSETS 22 BASIS POINTS ON FUND ASSETS GREATER THAN $1.6 BILLION



         The Corporation, the Adviser and the Sub-Adviser agree that the above fee schedule is reflective of the total net asset value of the Fund as of the date of this Agreement. The Corporation, the Adviser and the Sub-Adviser agree to renegotiate the fee schedule in good faith if the Fund's assets should fall below $750 million.









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